UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

December 31, 2008

KIDVILLE, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	333-130110	76-0763470
(State or Other Jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

163 E. 84th Street New York, NY (Address of Principal Executive Offices)	10028 (Zip Code)

Registrant’s telephone number, including area code:  (212) 772-8435

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 31, 2008, Kidville, Inc. (the “Company”) executed an Asset Purchase Agreement (the “Agreement”) with JWT Kids, Inc., JWT IP, Inc. and Ash Robinson, (collectively, the “Sellers”) for the acquisition by the Company of the Seller’s JW Tumbles Kid’s gym concept and franchising business (the “Business”).

As consideration for the acquisition of the Business the Company paid to the Sellers a closing cash payment of $500,000, together with the issuance of 2,000,000 shares (the “Shares”) of the Company’s common stock, subject to an indemnification and offset escrow holdback amount equal to ten percent (10%) of the Shares; and a separate performance holdback escrow equal to twenty-five percent (25%) of the Shares related to the achievement of certain domestic and international sales and financial goals.  Pursuant to the terms of the Agreement the Sellers are provided with the opportunity to earn additional consideration based upon the international franchise fees earned by the Company relating directly to franchising the Business.

The closing of the acquisition was subject to the satisfaction of certain closing conditions, including, but not limited to, the execution of applicable bills of sale and other appropriate transfer and assignment documents and certain other closing conditions as set forth in the Agreement.

The foregoing description of the Agreement contained herein does not purport to be complete and is qualified in its entirety by reference to the Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is hereby incorporated by reference in this Item 1.01.

Item 9.01. Financial Statements and Exhibits

(d)   Exhibits

10.1 Asset Purchase Agreement, dated as of December 31, 2008, by and among Kidville, Inc., JWT Kids, Inc., JWT IP, Inc. and Ash Robinson.

        99.1 Press Release released publicly on January 6, 2009.

SIGNATURES Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                                        Kidville, Inc.

Date: January 6, 2009                                                                                                                            /s/ Andy Stenzler
                         Andy Stenzler
                         Chairman and Chief Executive Officer